UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2023

THE GEO GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	1-14260	65-0043078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4955 Technology Way, Boca Raton, Florida	33431
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (561) 893-0101

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 Par Value	GEO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Section 5    Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2023, The GEO Group, Inc. (“GEO” or the “Company”) announced that Ann Schlarb, GEO’s Senior Vice President and President of GEO Care, will be retiring from her executive officer role effective January 31, 2023 (the “Effective Date”). Following her retirement, Ms. Schlarb will serve as a consultant to GEO under the terms of a Consultant Agreement, effective February 1, 2023 (the “Consultant Agreement”), entered into between GEO and Ms. Schlarb on January 6, 2023, the terms of which are summarized below. Ms. Schlarb joined GEO in 2011 as Vice President of Intensive Supervision and Appearance Program (“ISAP”) Services as a result of GEO’s acquisition of B.I. Incorporated, (“B.I.”) and she originally joined B.I. in 1995. Ms. Schlarb was promoted to Senior Vice President and President of GEO Care in July 2014. GEO thanks Ms. Schlarb for her years of dedicated service and looks forward to her continued contributions to GEO.

Mr. Wayne Calabrese, GEO’s Chief Operating Officer, will assume the executive officer duties and responsibilities of overseeing B.I. and GEO Care commencing on the Effective Date and will continue to work closely with Ms. Schlarb in her consulting role to ensure a smooth transition. Mr. Calabrese is a highly seasoned and tenured executive with over 20 years of experience in GEO’s business. Mr. Calabrese originally joined GEO as Vice President of Business Development in 1989 and served in a range of increasingly senior positions, retiring in December 2010 as Vice Chairman of the Board, President and Chief Operating Officer of the Company. Mr. Calabrese’s background, together with his extensive knowledge and prior experience in various GEO leadership positions, makes him uniquely qualified to serve as GEO’s Chief Operating Officer.

Under the terms of the Consultant Agreement, which will continue through January 31, 2026 (the “Consulting Period”), unless extended by mutual agreement or terminated earlier solely as a result of Ms. Schlarb’s death or disability, Ms. Schlarb will provide consulting services to GEO and its subsidiaries, including but not limited to GEO Care and B.I. and their successors and assigns, including participating in calls and meetings with GEO staff and government officials and assisting with proposals relating to renewals of existing contracts and securing new contracts with respect to residential reentry and electronic monitoring services, for a consulting fee of $15,000 per month and certain benefits, including use of her Company car and reimbursement for COBRA coverage, if so elected, subject to the terms and conditions outlined in the Consultant Agreement. Additionally, all of Ms. Schlarb’s unvested performance-based shares will continue to vest according to their terms as long as Ms. Schlarb continues to serve as a consultant at the end of each performance period. Ms. Schlarb will not be entitled to receive new awards of performance-based shares subsequent to the Effective Date. The Consultant Agreement also contains customary provisions related to non-competition, confidentiality and non-disparagement. The foregoing description is qualified in its entirety by reference to the full text of the Consultant Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Following the Effective Date, Ms. Schlarb will be entitled to receive a retirement benefit of $10,000 per month in satisfaction of the terms of the Senior Officer Retirement Plan, as amended by the agreement between GEO and Ms. Schlarb that the number of years of service Ms. Schlarb will be credited with for purposes of calculating her retirement benefits under the Senior Officer Retirement Plan shall include her services at B.I. prior to the acquisition of B.I. by GEO.

Section 9    Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

10.1	Consultant Agreement, by and between The GEO Group, Inc. and Ann Schlarb, effective February 1, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GEO GROUP, INC.

January 6, 2023	By:	/s/ Brian R. Evans
Date		Brian R. Evans
Senior Vice President and Chief Financial Officer (Principal Financial Officer)

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